CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Excalibur Technologies Corporation of our report dated April 15, 1994, relating to the financial statements of ConQuest Software, Inc. for the year ended December 31, 1993, which appears on page F-2 of the Annual Report on Form 10-K of Excalibur Technologies Corporation for the year ended January 31, 1996.

PRICE WATERHOUSE LLP

Falls Church, Virginia
October 30, 1996